Exhibit 5.1

Arent Fox LLP
1675 Broadway
New York, New York 10019
(212) 484-3900

November 12, 2008

Hill International, Inc.
303 Lippincott Centre
Marlton, New Jersey 08053

Dear Sirs:

We have acted as counsel for Hill International, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer of an additional 1,860,000 shares of common stock, par value $0.0001 per share, of the Company (the “Shares”), issuable under the Hill International, Inc. 2006 Employee Stock Option Plan, as amended by the Company’s Board of Directors on April 21, 2008 (the “Plan”). We understand that the Company’s stockholders authorized the amendment of the Plan to provide for the issuance of such additional Shares thereunder on June 10, 2008.

In so acting, we have examined, and relied as to matters of fact upon, the originals, or copies certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, the Plan, as so amended, minutes of the proceedings of the Board of Directors and stockholders of the company pertaining to and authorizing such amendment to the Plan, and such other certificates, records, instruments and documents, and have made such other and further investigations, as we have deemed necessary or appropriate to enable us to express the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, we are of the opinion that upon payment, pursuant to the provisions of the Plan, of the purchase price for the Shares purchased thereunder by Plan participants, and the issuance and delivery by the Company of the Shares so purchased pursuant to the provisions of the Plan, the Shares issued thereunder will be legally issued, fully paid and non-assessable.

The issuance of the Shares is subject to the continuing effectiveness of the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus filed as part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Arent Fox LLP

Arent Fox LLP